As filed with the Securities and Exchange Commission on May 25, 2021

Registration No. 333-154792

Registration No. 333-163669

Registration No. 333-200778

Registration No. 333-222556

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To

FORM S-8 REGISTRATION STATEMENT NO. 333-154792

FORM S-8 REGISTRATION STATEMENT NO. 333-163669

FORM S-8 REGISTRATION STATEMENT NO. 333-200778

FORM S-8 REGISTRATION STATEMENT NO. 333-222556

UNDER

THE SECURITIES ACT OF 1933

GENERAL FINANCE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	32-0163571 (IRS Employer Identification No.)

39 East Union Street

Pasadena, CA 91103

(719) 447-2000

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

GENERAL FINANCE CORPORATION 2006 STOCK OPTION PLAN

GENERAL FINANCE CORPORATION 2009 STOCK INCENTIVE PLAN

GENERAL FINANCE CORPORATION 2014 STOCK INCENTIVE PLAN

GENERAL FINANCE CORPORATION AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN

(Full Title of the Plans)

Joli L. Gross

Vice President and Secretary

General Finance Corporation

39 East Union Street

Pasadena, California 91103

Telephone: (626) 204-6308

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Francis J. Aquila Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by General Finance Corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”).

•	Registration Statement No. 333-154792, originally filed with the Securities and Exchange Commission (the “SEC”) on October 28, 2008, which registered the offering of an aggregate of 1,500,000 shares of the Company’s common stock, par value $0.0001 per share (“Shares”);

•	Registration Statement No. 333-163669, originally filed with SEC on December 11, 2009, which registered the offering of an aggregate of 2,500,000 Shares;

•	Registration Statement No. 333-200778, originally filed with SEC on December 5, 2014, which registered the offering of an aggregate of 1,500,000 Shares; and

•	Registration Statement No. 333-222556, originally filed with SEC on January 16, 2018, which registered the offering of an aggregate of 1,000,000 Shares.

The Company is filing this Post-Effective Amendment No. 1 to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statements.

On May 25, 2021, pursuant to the Agreement and Plan of Merger, dated as of April 15, 2021 (the “Merger Agreement”), among the Company, United Rentals (North America), Inc., a Delaware corporation (“Parent”), and UR Merger Sub VI Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on this May 25, 2021.

GENERAL FINANCE CORPORATION

By:	/s/ Joli L. Gross
Name: Joli L. Gross
Title: Vice President and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.